Exhibit 99.1

FOR IMMMEDIATE RELEASE

ADAPTHEALTH CORP. APPOINTS JASON A. CLEMENS, CFA

AS CHIEF FINANCIAL OFFICER

Plymouth Meeting, PA – May 21, 2020 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a leading provider of home medical equipment, supplies, and related services in the United States announced today the appointment of Jason A. Clemens, CFA, as Chief Financial Officer, effective August 3, 2020.

Mr. Clemens brings nearly two decades of operations-focused financial leadership to AdaptHealth with a history of partnering with senior leaders to install analytics and measures that drive organizational accountability to results. He will succeed Gregg Holst, who will remain with AdaptHealth through the effective date of Mr. Clemens’s employment to help ensure a smooth transition of responsibilities.

Mr. Clemens joins AdaptHealth from MEDNAX, Inc. (“MEDNAX”) (NYSE: MD), a national provider of health solutions to hospitals, health systems, and healthcare facilities, where he currently serves as Senior Vice President and Operations Chief Financial Officer. Over a nine-year career at MEDNAX, Mr. Clemens held positions of increasing responsibility in operations management and finance.

Prior to joining MEDNAX, Mr. Clemens gained experience with the United States Army, supporting the Republic of Korea Army in Wonju, South Korea. He later served in progressive roles within operations management and finance at Accenture, Lennar, and Ryder.

Mr. Clemens holds a B.S. in Industrial Engineering from Lehigh University, and an M.S. in Finance and M.B.A. from the Indiana University Kelley School of Business. He is also a Chartered Financial Analyst (CFA) and a Certified Six Sigma Blackbelt.

"I started my career with the US Army, and ultimately transitioned to healthcare, because mission and service are very important to me. I'm excited to join AdaptHealth and their leadership team, to be part of a greater mission of empowering patients to live their best lives,” said Mr. Clemens.

“We cannot thank Gregg enough for his leadership, guidance and service to AdaptHealth over the past six years,” said Luke McGee, Chief Executive Officer. “He helped guide us through the process of becoming a public company and has been instrumental to our overall growth and success. We wish him all the best in his future endeavors and are grateful that he has agreed to help transition Jason into his new role.”

“Jason has an impressive track record of success in diverse roles within the United States Army, Big 4 Consulting, and Fortune 500 organizations”, Mr. McGee continued. “He brings valuable public company experience and a proven ability to effectively manage companies of size and scale. We are very excited to welcome Jason to AdaptHealth.”

About AdaptHealth Corp.

AdaptHealth Corp. is a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iii) oxygen and related chronic therapy services in the home, and (iv) other HME medical devices and supplies on behalf of chronically ill patients with diabetes care, wound care, urological, ostomy and nutritional supply needs. The company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services over approximately 1.6 million patients annually in all 50 states through its network of 220 locations in 38 states. Learn more at www.adapthealth.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s acquisition pipeline and the impact of the recent coronavirus (COVID-19) pandemic and our response to it. These statements are based on various assumptions and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

AdaptHealth Corp.

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com